KBS | Real Estate Investment Trust

March 26, 2012

Dear KBS REIT I Shareholder,

I would like to take this time to update you on some significant changes that our investment portfolio and the REIT overall have undergone during both 2011 and the first quarter of 2012. My hope is that this letter will very clearly explain to you the implications of and reasons for several important developments. Two changes of significance to your investment with us are the suspension of monthly distribution payments to shareholders and a new estimated value per share of $5.16, based on information as of December 31, 2011. I would encourage you to also review our Annual Report on Form 10-K filed with the SEC at www.sec.gov on March 26, 2012, which discusses the methodologies and assumptions used in the valuation.

We have also prepared an investor presentation that we expect to furnish with the SEC on or about March 28, 2012.



Pictured clockwise from upper left-hand corner: Royal Ridge, Woodfield Preserve, Crescent Green, Millennium I, One Citizens Plaza, Tysons Dulles Plaza, Plaza in Clayton.

KBS Real Estate Investment Trust, Inc.
c/o DST Systems, Inc.
PO Box 219015
Kansas City, MO 64121-9015

Suspension of Ongoing Distributions

The Board of Directors does not take the decision to discontinue monthly distribution payments lightly. However, management and the Board strongly believe that it is most appropriate and in the best interest of the REIT and its shareholders to do so in an effort to maximize the total return to shareholders over time. With significant loan maturities approaching and other major capital needs, the REIT's main objectives are to:

- pay down debt (especially certain "repo debt" obligations related to the GKK portfolio as described below) and manage upcoming maturities;
- manage KBS REIT I's reduced cash flows;
- strategically reinvest capital into existing assets to better position the portfolio; and
- attempt to improve the overall return to shareholders in the future with asset sales or other available funds.

KBS REIT I owns a diverse mix of real estate assets with unique individual needs, some of which are discussed in this letter to provide you with a better understanding of our portfolio and results of operations. The discussion surrounding certain investments begins with the section of this letter titled, "GKK Investment".

Distribution History

From mid-2006 until now, KBS REIT I has paid monthly distributions based on daily record dates. For record dates beginning on July 18, 2006 through June 30, 2009, KBS REIT I paid monthly distributions based on daily record dates that amounted to $0.70 per share on an annualized basis. For record dates beginning on July 1, 2009 through February 28, 2012, KBS REIT I paid (or in the case of the daily record dates in February 2012, will pay) monthly distributions based on daily record dates that amounted to $0.525 per share on an annualized basis. Shareholders who acquired shares on July 5, 2006 (the date KBS REIT I broke escrow in its initial public offering) and chose to receive cash distributions, would have received aggregate cash distributions of $3.47 per share as of March 31, 2012. Shareholders who acquired shares at the end of the primary offering period (shares issued on May 31, 2008) and chose to receive cash distributions, would have received aggregate distributions of $2.16 per share.[1]

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[1] Amounts realized by investors electing to reinvest distributions in accordance with the REIT's dividend reinvestment plan ("DRIP") would realize different returns than those of cash investors.

Portfolio History

KBS REIT I raised over $1.7 billion of equity to invest through its initial public offering. From 2006 through 2008, the REIT acquired a diverse $3.0 billion "hybrid" portfolio of office and industrial real estate as well as real estate-related mezzanine and other debt investments in accordance with its stated investment criteria. Mezzanine investments, such as those made by KBS REIT I, generally only face potential investment losses after the equity investor has lost its entire investment. However, investments with mezzanine financing also have a higher loan-to-value ratio (or less of an equity cushion) than those utilizing only first mortgage debt. Although it may not be reflective of investments made by REIT I, Moody's Commercial Property Index estimates that today's commercial real estate values remain 42% below peak levels reached in 2007 and 2008 when aggregating all property types. The general economic downturn therefore put extraordinary pressures on both the equity and debt investments made by KBS REIT I, and some of the estimated value decreases of these investments have only surfaced in our latest valuation.

Since the last estimated value per share announced in December of 2010, KBS REIT I has:

- **Disposed of 13[2] of the REIT's historical assets** for $229.6 million of sales proceeds (which resulted in $94.3 million of net proceeds after the repayment of debt).
- **Spent $34.7 million on capital expenditures.**
- **Experienced reduced cash flows from operations** of $39.1 million for the year ended December 31, 2011, compared to $53.4 million of cash flows from operations for the year ended December 31, 2010, primarily as a result of a decrease in interest income from real estate loans receivable and an increase in general and administrative expenses. Furthermore, $15.9 million of the REIT's operating cash flows for the year ended December 31, 2011 were generated by the GKK Properties (defined below) and were restricted for the repayment of principal outstanding under certain "repo debt" obligations secured by the GKK Properties.
- Declared total distributions of $98.8 million funded from the sale of properties in 2011 and 2010, proceeds from debt financing, current period cash flows from operations and operating cash reserves from prior periods, resulting in a return of principal to shareholders.
- **Taken control of the Gramercy ("GKK") real estate portfolio ("GKK Properties") and the related debt** because of the default of the borrower on our underlying mezzanine loan investment. Thirteen of the GKK Properties and five leasehold interests have been sold as of March 21, 2012 (see "GKK investment").
- **Recognized $164.8 million of estimated value decreases of real estate investments**, including from those sold.

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[2] *Includes loan payoffs and counts multiple Tribeca condo sales as one asset.*

- **Recognized $137.6 million of estimated value decreases of debt investments**, $75.3 million of which was related to the Arden investment, discussed below.

As of December 31, 2011, KBS REIT I owned 862 GKK Properties with an estimated value of $1.806 billion, 31 of its original real estate investments with an estimated value of $1.133 billion, and 11 of its historical loan and CMBS investments with an estimated value of $117.6 million. In addition, REIT I held cash, restricted cash, and other assets with an estimated value of $309.6 million. Also as of December 31, 2011, KBS REIT I held loans payable, "repo debt", and other liabilities at a cumulative estimated value of $2.382 billion, resulting in an estimated value of $984.2 million of net equity.

New Estimated Share Value

The estimated value per share of $5.16 reflects the estimated net asset value per share of KBS REIT I, based on the estimated value of KBS REIT I's assets less the estimated value of KBS REIT I's liabilities, divided by the number of shares outstanding, all as of December 31, 2011.[3] When calculating this figure, we did not apply any portfolio-level "enterprise value" premium that assumes certain liquidation strategies will be realized. The new estimated value per share will first appear on March 2012 statements that will be mailed in April.

The following breakdown has been provided to help explain the decrease in estimated value from the December 2010 valuation of KBS REIT I.

	Change in Estimated Value (in thousands)	Change in Estimated Value per Share	% Change in Estimated Value per Share
Historical real estate investments (including the National Industrial Portfolio Joint Venture)	$ (136,222)	$ (0.71)	(33.1)%
Arden/HSC Partners Joint Venture	(75,308)	(0.39)	(18.3)%
Change in value due to dividends declared in excess of operating cash flows	(68,780)	(0.36)	(16.7)%
Real estate loans receivable	(60,278)	(0.32)	(14.5)%
Notes payable and repurchase agreements	(42,045)	(0.22)	(10.2)%
Real estate investments sold	(28,539)	(0.15)	(7.0)%
Real estate securities	(20,426)	(0.11)	(5.0)%
Other changes, net	19,016	0.10	4.6%
	$ (412,582)	$ (2.16)	

(3) *KBS REIT I estimated the value of its shares of common stock based upon the recommendation and valuation of KBS Capital Advisors LLC (the "Advisor"), KBS REIT I's external advisor. With regard to the valuation of its real estate properties, KBS REIT I engaged Duff & Phelps, a third-party real estate valuation firm, to review the assumptions and methodologies applied by the Advisor in accordance with a set of limited procedures. Duff & Phelps reviewed the Advisor's real estate valuations and concluded, based on a set of limited procedures, that the methodologies and significant assumptions, including capitalization rates, discount rates and estimated cash flows, as well as the overall real estate value on a property by property basis, were reasonable. KBS REIT I's Board of Directors reviewed and considered the Advisor's final valuation report and the report of Duff & Phelps, as well as other factors, in making its determination of KBS REIT I's estimated value per share. After considering all information provided and based on the Board of Directors' extensive knowledge of KBS REIT I's assets, the Board of Directors unanimously agreed upon the estimated value per share of $5.16, which determination is ultimately and solely the responsibility of the Board of Directors.*

DRIP and Redemptions

In connection with the change to the distribution policy, the Board of Directors has terminated the dividend reinvestment plan effective April 10, 2012. In addition, the Board of Directors has amended and restated the Company's share redemption program to provide only for redemptions sought upon a stockholder's death, "qualifying disability" or "determination of incompetence" (each as defined in the share redemption program). Such redemptions are subject to an annual dollar limitation, which shall be $10.0 million in the aggregate for the calendar year 2012 (subject to review and adjustment during the year by the Board of Directors), and further subject to the limitations described in the share redemption program plan document.

Strategic Dispositions

Since the December 2010 valuation, KBS REIT I has sold ten of its historical real estate properties for proceeds before repayment of debt of $176.9 million and three[(4)] debt and other investments for proceeds of $52.7 million. Collectively, these 13 assets had proceeds before repayment of debt of $229.6 million, had an investment cost of $284.2 million (including capital expenditures made subsequent to acquisition and other funding), and provided KBS REIT I with $94.3 million of net proceeds after repayment of debt. Of the total net proceeds provided, $41.6 million came from the disposition of historical real estate properties after the repayment of associated debt.

KBS asset managers will continue to regularly update their business plans for each of the remaining assets in the portfolio and, in doing so, will analyze and estimate the optimal time to dispose of a given asset. We anticipate continuing to make select dispositions from our historical portfolio through the coming years and will also consider the impacts of various alternative strategies surrounding disposing of and refinancing our existing portfolio.

In addition to the REIT's historical investments, KBS REIT I has begun marketing certain non-strategic or fully valued assets within the GKK portfolio and has used the net proceeds to pay down associated repo agreement debt. These dispositions are further detailed below.

[(4)] *Includes all sold and paid off loans and counts Tribeca condo units as one asset.*

GKK Investment

KBS REIT I owned a mezzanine loan known as the "GKK Mezzanine Loan", which it purchased in August 2008 for $496.0 million. In May 2011, a subsidiary of Gramercy Capital Corp ("GKK"), a publicly traded REIT, defaulted on its obligations. On September 1, 2011, KBS REIT I entered into a settlement agreement with the borrower as a result of the default and on this date, KBS REIT I's total investment related to the GKK Mezzanine Loan (net of principal repayments made by the borrower) was approximately $465.1 million. Pursuant to the settlement agreement, by December 15, 2011, the borrower had transferred all of its interest in the GKK Properties and the related liabilities that secure the GKK Mezzanine Loan to KBS REIT I in satisfaction of its debt owed. As of December 31, 2011, KBS REIT I has paid certain costs and expenses amounting to $20.4 million in connection with the transfer of the GKK Properties.

As a result of the settlement agreement, on September 1, 2011, KBS REIT I consolidated 867 GKK Properties in its financial statements with a value of $1.806 billion and other assets with a value of $291.2 million. In addition, it assumed mortgage loans and other liabilities with a value of $1.632 billion, also as of September 1, 2011. As of December 31, 2011, REIT I's investment in the GKK Mezzanine Loan was fully secured by the collateral assumed under the settlement agreement and no impairment charge had been recorded, as the fair value of the assets and liabilities transferred approximated the carrying value of the GKK Mezzanine Loan.

While management and the Board of Directors believe taking over the GKK Properties was in the best long-term interest of the REIT and its shareholders, there have been some near-term impacts of the events that took place in 2011. In conjunction with the default of the GKK Mezzanine Loan and subsequent transfer of the GKK Properties, KBS REIT I extended certain of its repo agreement debt obligations now secured by KBS REIT I's interests in the GKK Properties. KBS REIT I is required to pay down this associated repo debt by April 28, 2013 and make quarterly amortization payments as detailed in KBS REIT I's Annual Report on Form 10-K. As of December 31, 2011, the repo agreement debt had an outstanding balance of approximately $143.0 million. As mentioned above, paying down this repo agreement debt as soon as practicable is now one of the REIT's main objectives.

While the GKK Properties are currently approximately 85% leased and generating cash flows, KBS REIT I cannot access the net operating cash flows until this debt is entirely paid off. KBS REIT I is already marketing certain assets within the GKK portfolio in an effort to pay down this debt. As of March 21, 2012, KBS REIT I had disposed of 13 GKK Properties and 5 leasehold interests from the GKK portfolio. These dispositions resulted in sales proceeds of $20.3 million and net proceeds after debt repayment of $3.8 million not included in the REIT's other dispositions described above.

Arden Investment

During its initial investment period, KBS REIT I acquired a $144.5 million mezzanine loan, which we now refer to as the "Arden investment". The loan was made on a portfolio of Southern California office real estate. The loan went into default in 2009, at which time various mezzanine lenders (KBS REIT I included) began converting their investments to preferred equity interests. Through this time, the real estate generally remained more than 80% leased. As a preferred equity investor, KBS REIT I continued to receive distributions that were economically similar to the cash flows we had expected at the time of investment. During the years ended December 31, 2011, 2010 and 2009, the REIT recognized $5.0 million, $7.7 million and $4.0 million, respectively, of preferred distributions as income from the investment. Although the December 2010 valuation did not anticipate receiving our principal back in full, it was anticipated that the most likely and achievable outcome was to work with the other mezzanine lenders to refinance the senior loans upon maturity in August 2012.

The most recent event that has fundamentally changed our outlook on the Arden investment occurred in late 2011, when the senior lender divided its first mortgage and sold the most junior portion to an investment firm that has disclosed its objective to ultimately foreclose upon the equity interests at maturity rather than extend the loan as anticipated. This development has resulted in KBS REIT I recognizing an estimated value decrease of $75.3 million that is reflected in the new valuation and was not previously expected.

Decrease in Estimated Value of Historical Real Estate Investments

While the specific investments described above explain some of the most important events that have transpired since the December 2010 valuation, many additional factors and real estate market fundamentals have played important roles in the decrease in estimated value of our real estate assets. While detailing many of these items is outside the scope of this letter, the latest decline in the estimated value of our remaining real estate assets still held as of December 31, 2011 was generally caused by:

- a lower overall portfolio occupancy of our historical assets through 2011;
- our updated lower expectations for projected sales prices amidst a rental market that is recovering slowly;
- renewing and signing new tenants at rental rates that remain significantly below 2006 and 2007 levels; and
- a motivation to sell certain assets more quickly than anticipated in the 2010 revaluation in an effort to reduce debt obligations.

For more detailed analysis regarding specific investments in the KBS REIT I portfolio, please refer to our Annual Report on Form 10-K.

Summary of Objectives

In light of the information presented above, I want to reiterate that KBS REIT I is discontinuing ongoing distributions in an effort to attempt to achieve the following objectives, as noted on the first page of this letter:

- paying down debt (especially certain "repo debt" obligations related to the GKK portfolio as described above) and managing upcoming maturities;
- managing KBS REIT I's reduced cash flows;
- strategically reinvesting capital into existing assets to better position the portfolio; and
- attempting to improve the overall return to shareholders in the future with asset sales or other available funds.

While the significant downturn of the global financial market and the subsequent credit crunch had a material impact on our investments, I believe our latest actions will help focus our efforts on attempting to maximize the amount of capital that we return to you over time. Discontinuing ongoing distributions will put KBS REIT I in a better position to lower the leverage on its balance sheet and will also allow the REIT to reinvest needed capital into the assets that have the most favorable expected returns until we begin to prepare the portfolio for an eventual liquidation. We are entirely committed to managing our cash flows, real estate operations, and other obligations carefully over the coming years and sincerely appreciate your investment in KBS REIT I.

Sincerely,

Charles J. Schreiber, Jr.

CEO, KBS Real Estate Investment Trust

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws. Such statements generally can be identified by our use of words such as "may," "will," "can," "intend," "anticipate," "estimate," "think," "continue," or other similar words. For a list of the factors that could cause actual results to vary materially from those expressed in these forward-looking